FDN, INC. AND SUBSIDIARIES
INTRODUCTION TO PRO FORMA FINANCIAL STATEMENTS
(UNAUDITED)


The following unaudited pro forma financial statements have been prepared based upon certain pro forma adjustments to the historical financial statements of FDN, Inc. and Subsidiaries (collectively called the Company.) The pro forma financial statements should be read in conjunction with the notes thereto and the historical financial statements of the Company.

The accompanying pro forma balance sheet has been presented as if the acquisition described below occurred at the Company's balance sheet date, December 31, 1999. The accompanying pro forma statement of operations has been prepared as if the acquisition occurred at the beginning of the year ended December 31, 1999. These pro forma financial statements do not purport to be indicative of the results which would actually have been obtained had the pro forma transactions been completed as of the beginning of the year ended December 31, 1999.

The pro forma transaction (see Notes to pro forma financial statements) is as follows:

- The exchange of all the outstanding common stock of Mercury Capital Corporation (4,000,000 shares) for 1,250,000 shares of common stock of FDN, Inc.

FDN, INC. AND SUBSIDIARIES
PRO FORMA CONSOLIDATED BALANCE SHEET
DECEMBER 31, 1999
(UNAUDITED)

                                         ASSETS

 		                   Historical 		      Pro Forma Adjustments
                ----------------------   ---------------------
	               FDN, Inc. 		    Mercury  	 Debit 		  Credit       Pro Forma
                and            	Capital                          Consolidated
                subsidiaries    Corp.
               --------------  ---------   -------  --------   --------------
CURRENT ASSETS:
Cash	           $    80,482 		 $   249         		  $  100,000(2)	 $   (19,269)
Accounts
  receivable        244,129         - 							                         244,129
Accounts
 receivable
 - affiliates       108,201         - 							                         108,201
Accounts
 receivable
 - factored         148,888 	       - 				                			         148,888
Other current
 assets	             47,232         -                							           47,232
                 -----------    ---------  -------  -------------    ---------
TOTAL CURRENT
  ASSETS	           628,932 	      249 							                        529,181
Property, plant
 and equipment
 - net 	          1,055,144         - 		                 					      1,055,144
OTHER ASSETS:
Investment in
 subsidiary	          -		           -		     5,770	(1)	  5,770	(4)		       -
Deferred charges
 and intangibles
 - net	           3,119,071 		      - 							                       3,119,071
Assets held
 for resale	        385,000		       -							                          385,000
Security deposits     5,000 	       - 			              				             5,000
Organization costs,
 net of
 amortization	                   6,420 		               6,420 (3)	       -
                  ----------    ---------   ---------  ----------    ---------
                 $5,193,147 		 $ 6,669 							                     $5,093,396
											      ----------    ----------   ---------  ----------  -----------

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Note payable 	    $  1,644,291		$  - 				$          $ 100,000 (2)	 $1,744,291
Equipment loan
 payable	              385,000		   -						                           	385,000
Loans payable
 - affiliate 	         145,809 	   -                  							         145,809
Factoring payable       93,055 		  - 						                            93,055
Note payable
 - bank 	              212,000     -                  							         212,000
Capital lease
 obligations
 - current 	            80,183     - 		                					           80,183
Accounts payable     1,078,397 	  899 	                 						      1,079,296
Loan payable
 -  shareholder         29,611     - 					                		           29,611
Payroll taxes
 payable 	             191,732     - 		                 					         191,732
Accrued liabilities     93,778 	   - 		                					           93,778
								            ----------  ------   --------   ---------       ----------

TOTAL CURRENT
 LIABILITIES	       3,953,856     899 				                 			      4,054,755

Notes payable
 - net of current
 portion 	          5,301,766      - 	                  						      5,301,766
Capital lease
 obligations
 - net of current
 portion 	            419,179      - 		                 					         419,179

TOTAL LIABILITIES   9,674,801 	   899                  							      9,775,700

STOCKHOLDERS'
 EQUITY (DEFICIT):
Preferred stock         - 	        - 			                            				-
Common stock	          39,261  12,050 		  12,050 (4)	1,250 (1)	        40,511
Additional Paid
 In Capital	           24,589  10,800 	   10,800 (4)	4,520 (1)		       29,109

Accumulated
 deficit	          (4,545,504)(17,080)		 200,000 (2)	17,080(4)	    (4,751,924)
						                                     6,420 (3)
TOTAL SHAREHOLDERS'
 EQUITY (DEFICIT)  (4,481,654)  5,770 				                  			    (4,682,304)

		                 $5,193,147 	$6,669 							                      $5,093,396

See notes to pro forma consolidated financial statements.

FDN, INC. AND SUBSIDIARIES
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 1999
(UNAUDITED)

			                     Historical 		      Pro Forma Adjustments
                    ---------------------  ----------------------
			                  FDN, Inc.  	   Mercury 		 Debit    Credit	    Pro Forma
                     and            Capital                       Consolidated
                     subsidiaries   Corp.
                   --------------- -----------  ------  -------  ------------
NET REVENUE		      $   1,187,643 		$     - 							               $  1,187,643
COST OF GOODS SOLD       801,854         - 			         				           801,854
GROSS PROFIT	            385,789         - 	         						           385,789
SELLING, GENERAL
 & ADMINISTRATIVE
 EXPENSES              3,618,413      9,860 		 200,000(2)				       3,834,693
							                                          6,420(3)
LOSS FROM
 OPERATION	           (3,232,624)	   (9,860)	          						      (3,448,904)
 OTHER EXPENSES          272,588	        - 	                    						272,588
                    -------------  ------------  -------  ------   ----------
LOSS BEFORE
 PROVISION
 FOR INCOME TAXES     (3,505,212)	   (9,860)			          				      (3,721,492)

	Income Taxes	              - 		          - 							                       -
												         ------------  ------------  --------  ------   ----------
NET LOSS		           $(3,505,212)		 $(9,860)							               $(3,721,472)
LOSS PER SHARE
	Basic		                $  (0.09)	     - 							                     $  (0.09)
	Diluted		                 (0.09)	     - 					      		                  (0.09)
WEIGHTED AVERAGE
SHARES OUTSTANDING
Basic		               39,261,735		 4,000,000							                40,511,735
Diluted		             39,261,735		 4,000,000                							40,511,735

See notes to pro forma consolidated financial statements.

FDN, INC. AND SUBSIDIARIES
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 1999
(UNAUDITED)


NOTE 1	FDN, Inc. issued 1,250,000 shares of common stock par value $.001 in exchange for all the outstanding stock of Mercury Capital Corporation.

NOTE 2	In connection with the merger, FDN, Inc. incurred $200,000 in consulting fees, $100,000 paid in cash and issued a promissory note for the remaining $100,000.

NOTE 3	Organization costs of Mercury Capital Corporation of $6,420 are written off after the merger.

NOTE 4	Reflects the elimination of FDN, Inc's investment in Mercury Capital
Corporation against Mercury Capital Corporation's stockholders' equity.